Exhibit 99.1

Delek US Holdings Adopts Limited Duration Shareholder Rights Agreement

BRENTWOOD, Tenn. March 20, 2020 – Delek US Holdings, Inc. (NYSE: DK) (“Delek”) announced today that its Board of Directors (the “Board”) has unanimously resolved to adopt a limited duration shareholder rights agreement (the “Rights Agreement”) to protect shareholder interests and maximize value for all shareholders.

The Board resolved to adopt the Rights Agreement following the announcement by Icahn Enterprises L.P., CVR Energy, Inc. and their affiliates on March 19, 2020 that they have purchased 14.86% of the outstanding shares of Delek and intend to discuss a potential transaction involving Delek and CVR Energy, Inc. In connection with the adoption of the Rights Agreement, a dividend distribution of one Right on each outstanding share of Delek common stock will be payable to shareholders of record on March 30, 2020.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek stated, “Our Board and management are always open to exploring options that deliver increased value to shareholders including potential business combinations. We appreciate CVR’s investment in our company and we look forward to having a discussion about potential opportunities. Given the fact that Delek’s current share price does not reflect the company’s intrinsic long-term value due to the extreme dislocation caused by the COVID-19 crisis and low commodity prices, we have no choice but to take action to prevent a creeping change of control without a premium and on terms that would not deliver sufficient value for all shareholders.”

The Rights Agreement is similar to plans adopted by other public companies and would not prevent a combination of Delek with another business. The Rights Agreement is intended to protect shareholder interests by reducing the likelihood that any entity, person or group is able to gain control of Delek through open market accumulation without paying all shareholders an appropriate control premium or providing the Board sufficient opportunity to make informed judgments and take actions that are in the best interests of all shareholders. The Rights Agreement applies equally to all current and future shareholders and is not intended to deter offers that are fair and otherwise in the best interests of the Company’s shareholders.

The Rights Agreement has an expiration date in 12-months and the Board will consider whether to terminate the Rights Agreement earlier than such date if warranted.

The Rights Agreement would be exercisable only if a person or group acquires 15% or more of Delek’s outstanding common stock, subject to certain exceptions. In that situation, each holder of a preferred share purchase right (a “Right”) under the Rights Agreement (other than the acquiring person, whose Rights will become void and will not be exercisable) will be entitled to purchase additional shares of Common Stock at a discount. In addition, if Delek is acquired in a merger or other business combination after an unapproved party acquires more than 15% of the Common Stock, each holder of a Right would then be entitled to purchase shares of the acquiring company’s stock at a discount. The Board, at its option, may exchange each Right (other than Rights owned by the acquiring person that have become void) at an exchange ratio of one share of Common Stock per outstanding Right, subject to adjustment. The Board will be entitled to redeem the Rights at $0.001 per Right at any time before the triggering threshold is crossed.

Under the Rights Agreement, certain derivative positions are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by such derivative position whether or not such interests are considered to constitute beneficial ownership under Regulation 13D of the Securities Exchange Act of 1934.

Persons or groups that beneficially own 15% or more of outstanding Common Stock prior to Delek’s announcement of its adoption of the Rights Agreement shall not cause the Rights to be exercisable until such time as those persons or groups become the beneficial owner of any additional shares of Common Stock. Additional information regarding the Rights Agreement shall be contained in a Form 8-K to be filed by Delek with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal counsel to Delek.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP (“Delek Logistics”). Delek and its affiliates also own approximately 65 percent (including the 2 percent general partner interest) of Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 252 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that the following important factors, among others, may affect these forward-looking statements: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek’s exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth, including risks associated with acquisitions and dispositions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek’s filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Delek undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek becomes aware of, after the date hereof, except as required by applicable law or regulation.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407
Lex Suvanto, Edelman, 646-775-8337